Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2011

FUER INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Nevada	0-53436	84-0290243
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Neiwei Road,
Fulaerji District, Qiqihar,
Heiloingjiang, China, 161041
(011) 86 0452 6969150
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

(d)  On March 21, 2011, the Board of Directors (the “Board”) of Fuer International Inc. (the “Company”) voted unanimously to appoint Chen, Huabang, age 47, as a director of the Company, effective immediately, to serve as a director of the Company until its next annual meeting of stockholders. The Board has determined that Mr. Chen is and independent director within the meaning set forth in the applicable rules, as currently in effect. The Company has agreed to pay Mr. Chen $20,000, plus reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his services as a director of the Company in 2011. The biographical information regarding the new director is listed below. On March 24, 2011, the Company issued a press release announcing the appointment of Mr. Chen to the Board, a copy of which is attached hereto as Exhibit 99.1.

On March 21, 2011, the Board voted unanimously to appoint Li, Zeyu, age 46, as a director of the Company, effective immediately, to serve as a director of the Company until its next annual meeting of stockholders. The Board has determined that Mr. Li is and independent director within the meaning set forth in the applicable rules, as currently in effect. The Company has agreed to pay Mr. Li $12,000, plus reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his services as a director of the Company in 2011. The biographical information regarding the new director is listed below. On March 24, 2011, the Company issued a press release announcing the appointment of Mr. Li to the Board, a copy of which is attached hereto as Exhibit 99.1.

There are no relationships or related transactions between either Mr. Chen or Mr. Li and the Company that would be required to be reported under Section 404(a) of Regulation S-K.

Since 2008, Mr. Chen has served as a visiting professor, doctoral advisor and the lead researcher of the Corn Breeding Innovation Team at the Shandong Agricultural University, and the director of the National Key Lab for Innovation of Staple Crop Seeds of Shandong Agricultural University. Additionally, Mr. Chen has served since 2008 as the technical director of the Shandong Fuanfeng Seeds Technologies Co., Ltd. Previously, From 2000 through 2007, Mr. Chen served as the leader of a research team of Institute of the Indiana Crop Improvement Association in America. During the research, Mr. Chen and his team built up a gene expression system which causes specific expressions of exogenous genes inside of soybean seeds, and registered four soybean peroxidase genes. Mr. Chen has also been granted the title of “Registered Genetic Technologist” by the Technical Committee of the Society when served as a member of such committee, and designed primers and probes for qualitative and quantitative detection of most genetic soybeans and corns approved by the US Ministry of Agriculture, including corn’s Bt11, Cry9C, MON810, GA21, MON863, NK603, T25, E176, T1507 and soybean’s RoundUp Ready. Mr. Chen received a Masters Degree in 1993 from Shandong Agricultural University, and a Doctoral Degree and Postdoctoral Degree in 1996 from Purdue University.

Since September 2010, Mr. Li has served as the President of the Daqing Branch of the Heilongjiang Academy of Agricultural Sciences. Previously, from December 2006 through August 2010, Mr. Li has served as the Vice President of the Daqing Branch of the Heilongjiang Academy of Agricultural Sciences. Mr. Li presided over the projects in “the Eighth Five-year Key Programs” of the Ministry of Science and Technology, “Introducing Advanced Agricultural Science and Technologies Program” of the Ministry of Agriculture and the Heilongjiang Provincial “China Spark Program.” From December 2000 through December 2006, Mr. Li served as the Deputy Head the Heihe Agricultural Science Institute of Heilongjiang Academy of Agricultural Sciences. Mr. Li received a MBA in Agricultural Materials Marketing from the China Agricultural University, a Graduate Degree from the Heilongjiang Northeast Agricultural University and a Undergraduate Degree from the Heilongjian Beian Agricultural School.

ITEM 9.01. – Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release titled “Fuer International Announces Appointment of New Directors” issued by Feur International Inc. on March 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:    March 25, 2011

Fuer International Inc. By: /s/ Zhang Li Zhang Li Chief Executive Officer

EXHIBIT INDEX

99.1	Press release titled “Fuer International Announces Appointment of New Directors” issued by Feur International Inc. on March 25, 2011.